Exhibit 23--Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-32697) pertaining to the Morrison Restaurants Inc. Deferred Compensation Plan, in the Registration Statement (Form S-8 No. 33-20585) pertaining to the Morrison Restaurants Inc. Salary Deferral Plan, in the Registration Statement (Form S-8 No. 2-97120) pertaining to the Morrison Restaurants Inc. Long-Term Incentive Plan, in the Registration Statement (Form S-8 No. 33-13593) pertaining to the Morrison Restaurants Inc. 1987 Stock Bonus and Nonqualified Stock Option Plan, in the Registration Statement (Form S-8 No. 33-46220) pertaining to Morrison Restaurants Inc. Compensatory Non-Qualified Stock Option Arrangements, and in the Registration Statement (Form S-8 No. 33-50452) pertaining to the Morrison Restaurants Inc. Stock Incentive and Compensation Plan for Directors, Stock Incentive Plan and Non-Qualified Management Stock Option Agreements and in their related Prospectuses of our report dated June 23, 1994, except for
Note 12 of Notes to Consolidated Financial Statements as to which the date is August 8, 1994, with respect to the consolidated financial statements and schedules of Morrison Restaurants Inc. included in the Annual Report (Form 10-K) for the year ended June 4, 1994.


                                    /s/ Ernst & Young
                                    Ernst & Young

Birmingham, Alabama
August 29, 1994